Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated June 24, 2010 relating to the financial statements of Affinia Group Holdings Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of new accounting pronouncements) and related financial statement schedules appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

June 24, 2010